Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

SunCoke Energy, Inc.:

We consent to the use of our report dated February 24, 2022, with respect to the consolidated financial statements of SunCoke Energy, Inc., and the effectiveness of internal control over financial reporting incorporated herein by reference.

/s/ KPMG LLP
KPMG LLP

Chicago, Illinois

June 21, 2022